EXHIBIT 12

                  INDIANA BELL TELEPHONE COMPANY, INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                  Nine Months Ended
                                                     September 30
                                                   ---------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  335.2      $  301.7

     b) Portion of rental expense
         representative of the
         interest factor (1).................       1.7           1.9
                                               --------      --------
     Total 1(a) and 1(b)    .................  $  336.9      $  303.6
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   13.0      $   11.0

     b) Capitalized interest      ...........       0.6           0.8

     c) Portion of rental expense
         representative of the
         interest factor (1).................       1.7           1.9
                                               --------      --------
     Total 2(a) through 2(c).................  $   15.3      $   13.7
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     22.02         22.16
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.